September 2009 Filed pursuant to Rule 433 dated September 18, 2009 relating to Preliminary Pricing Supplement No. 188 dated September 18, 2009 to Registration Statement No. 333-156423
Structured Investments
Global Recovery PLUS Based on the Performance of a Basket Composed of Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities, currencies and bonds.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be greater than, equal to or less than the principal amount based upon the closing value of the asset during the initial averaging dates as compared to the final averaging dates.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per PLUS (See “Commissions and issue price” below)
Stated principal amount:	$10 per PLUS
Pricing date:	October , 2009
Original issue date:	October , 2009 (5 business days after the pricing date)
Maturity date:	April 29, 2011
Aggregate principal amount:	$
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial Average Value*	Multiplier*
	Shares of the iShares® Russell 2000® Index Fund (the “Russell shares”)	IWM	25%
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “Emerging Markets shares”)	EEM	25%
	The iBoxx® USD Liquid High Yield Index (the “High Yield index”)	IBOXHY	15%
	The iBoxx® USD Liquid Investment Grade Index (the “Investment Grade index”)	IBOXIG	15%
	Shares of the Vanguard REIT ETF (the “REIT shares”)	VNQ	10%
	Shares of the PowerShares® DB Commodity Index Tracking Fund (the “Commodity shares”)	DBC	10%

*The initial average value for each basket component will be determined over the five initial averaging dates starting on the pricing date.  Accordingly, the initial average value and multiplier for each basket component, based on the initial average value, will not be known until after the pricing date.

Payment at maturity:
If the final basket value is greater than the initial basket value:
• $10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is equal to or less than the initial basket value:
• $10 x basket performance factor
This amount will be equal to or less than the stated principal amount of $10 and may be zero.

Maximum payment at maturity:	$12.00 to $12.40 per PLUS (120% to 124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	200%
Basket performance factor:	(final basket value / initial basket value)
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	10, which is equal to the sum of the products of (i) the initial average value of each basket component and (ii) the applicable multiplier for such basket component
Initial averaging dates:
October     , 2009 (the pricing date), October      , 2009, October      , 2009, October     , 2009 and October     , 2009 (five consecutive days beginning on the pricing date), subject to adjustment for non-trading days, non-index business days and market disruption events

Final basket value:	The sum of the products of (i) the final average value of each basket component and (ii) the applicable multiplier for such basket component
Final averaging dates:
April 19, 2011, April 20, 2011, April 21, 2011, April 25, 2011 and April 26, 2011 (the third trading day prior to the maturity date), subject to adjustment for non-trading days, non-index business days and market disruption events

Multiplier:
The multiplier for each basket component will be set on the last initial averaging date based on each basket component’s respective initial average value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the PLUS.

Interest:	None
CUSIP:	617484803
ISIN:	US6174848035
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per PLUS	$10	$0.20	$9.80
	Total	$	$	$
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS.  Please see “Syndicate Information” on page 9 for further details.
(2) For additional information, see “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary. See “Supplemental information regarding plan of distribution; conflicts of interest.”
You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 188 dated September 18, 2009
Prospectus Supplement dated December 23, 2008       Prospectus dated December 23, 2008
THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP:  MSPRB1208006

Global Recovery PLUS Based on the Performance of a Basket Composed of
Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities
These PLUS can be used:
▪	To provide exposure to price movements in limited sectors of the U.S. equity markets, emerging markets equities, the U.S. investment grade and high yield corporate bond markets and certain commodities
▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario
▪	To achieve similar levels of exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	18 Months
Leverage factor:	200%
Maximum payment at maturity:	$12.00 to $12.40 per PLUS (120% to 124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date
Principal protection:	None
Interest:	None

Basket Overview

The weighted basket consists of (i) three equity-linked exchange traded funds that track U.S. small capitalization stocks, U.S. real estate investment trust stocks and foreign emerging markets stocks, (ii) a commodity-linked exchange-traded fund that tracks six physical commodities and (iii) two bond indices that track U.S. dollar denominated investment grade and non-investment grade (high yield) debt securities.  The basket therefore offers exposure to price movements in a limited number of sectors of the global securities markets and, to a more limited extent, the commodities markets.  See “Risk Factors—The basket is composed of a limited number of underlying investments and these underlying investments may not participate in any global recovery; there are specific risks applicable to the basket components.”

For more information on the individual basket components, see “Description of PLUS—The Basket Shares” and “—The Basket Indices” in the accompanying pricing supplement.

Basket Component Information as of September 14, 2009
Basket Component	Bloomberg Ticker Symbol	Share Closing Price or Index Closing Value	52 Weeks Ago	52 Week High	52 Week Low	Basket Component Weighting
iShares® Russell 2000® Index Fund	IWM	60.05	69.01	75.00	34.39	25%
iShares® MSCI Emerging Markets Index Fund	EEM	37.72	33.67	38.47	18.26	25%
iBoxx® USD Liquid High Yield Index	IBOXHY	145.77	138.98	145.77	98.07	15%
iBoxx® USD Liquid Investment Grade Index	IBOXIG	173.63	149.65	173.63	133.59	15%
Vanguard REIT ETF	VNQ	41.36	58.80	64.97	21.15	10%
PowerShares® DB Commodity Index Tracking Fund	DBC	21.82	32.4384	35.0473	18.15	10%

October 2009	Page 2

Global Recovery PLUS Based on the Performance of a Basket Composed of
Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM

Historical Basket Performance February 3, 2006 to September 14, 2009

The graph is calculated to show the performance of the basket during the period from February 3, 2006 (the inception date of the Commodity shares) through September 14, 2009, assuming the basket components are weighted as set out above and that the basket component weightings and multipliers have been set on February 3, 2006 such that the initial basket value was 10, and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the leverage on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS. The historical values of the basket should not be taken as an indication of its future performance.

October 2009	Page 3

Global Recovery PLUS Based on the Performance of a Basket Composed of
Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 18 month investment offers 200% leveraged upside, subject to a maximum payment at maturity of $12.00 to $12.40 per PLUS (120% to 124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to double returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the basket.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of price performance.
Access	The PLUS provide a measure of diversification of underlying asset class exposure.
Best Case Scenario	The basket increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $12.00 to $12.40 per PLUS (120% to 124% of the stated principal amount).
Worst Case Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the decrease in value of the basket from the initial basket value.  For example, if the basket decreases by 20%, the PLUS will redeem for $8 per PLUS.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 14)

▪	PLUS do not pay interest or guarantee return of principal.

▪	Appreciation potential is limited.

▪	Market price of the PLUS may be influenced by many unpredictable factors.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Changes in the value of one or more of the basket components may offset each other.

▪	The basket components are not equally weighted.

▪	You will not know the initial average value for any basket component on the pricing date; the value of a basket component on one averaging date may offset that on another averaging date.

▪
The basket is composed of a limited number of underlying investments and these underlying investments may not participate in any global recovery; there are specific risks applicable to the basket components.

▪	The Russell shares track the performance of the small capitalization segment of the U.S. equity market.

▪	There are risks associated with investments in securities linked to the value of emerging markets equity securities.

▪	The price of the Emerging Markets shares is subject to currency exchange risk.

▪	An investment linked to the prices of fixed-income securities, such as the basket indices, is subject to significant risks, including interest rate-related and credit-related risks.

▪	Investment in a basket including a real estate-linked fund could expose investors to risks which are especially significant in the real estate industry.

▪	The Commodity shares are focused on a limited group of commodities; investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Higher future prices of index commodities relative to their current prices may adversely affect the value of the Commodity shares and the value of the PLUS.

October 2009	Page 4

Global Recovery PLUS Based on the Performance of a Basket Composed of
Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the index tracked by the Commodity shares and therefore the value of the Commodity shares and the value of the PLUS.

▪	Adjustments to the basket shares or the indices tracked by the basket shares could adversely affect the value of the PLUS.

▪	Adjustments to the basket indices could adversely affect the value of the PLUS.

▪	Investing in the PLUS is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley.

▪	The basket shares and the indices underlying the basket shares are different.

▪	The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket shares.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

▪	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

October 2009	Page 5

Global Recovery PLUS Based on the Performance of a Basket Composed of
Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the performance of the basket as of the final averaging dates.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2009	October , 2009 (5 business days after the pricing date)	April 29, 2011, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$10 per PLUS (see “Syndicate Information” on page 9)
Stated principal amount:	$10 per PLUS
Denominations	$10 and integral multiples thereof
Interest	None
Basket:	Basket component*	Bloomberg ticker symbol	Basket component weighting	Initial Average Value**	Multiplier**
	Shares of the iShares® Russell 2000® Index Fund (the “Russell shares”)	IWM	25%
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “Emerging Markets shares”)	EEM	25%
	The iBoxx® USD Liquid High Yield Index (the “High Yield index”)	IBOXHY	15%
	The iBoxx® USD Liquid Investment Grade Index (the “Investment Grade index”)	IBOXIG	15%
	Shares of the Vanguard REIT ETF (the “REIT shares”)	IYR	10%
	Shares of the PowerShares® DB Commodity Index Tracking Fund (the “Commodity shares”)	DBC	10%

*The Russell shares, Emerging Markets shares, REIT shares and Commodity shares are referred to as the “basket shares” and the High Yield index and Investment Grade index are referred to as the “basket indices.”
**The initial average value for each basket component will be calculated over the five initial averaging dates starting on the pricing date.  The multiplier for each basket component is based upon its initial average value over the five initial averaging dates as described below.  Accordingly, the initial average value and multiplier for each basket component will not be known until after the pricing date.

Payment at maturity:
If the final basket value is greater than the initial basket value:
• $10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is equal to or less than the initial basket value:
• $10 x basket performance factor
This amount will be equal to or less than the stated principal amount of $10 and may be zero.

Maximum payment at maturity:	$12.00 to $12.40 per PLUS (120% to 124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	200%
Basket performance factor:	(final basket value / initial basket value)
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Risk factors:	Please see “Risk Factors” beginning on page 14.

October 2009	Page 6

Global Recovery PLUS Based on the Performance of a Basket Composed of
Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM

Initial basket value:	10, which is equal to the sum of the products of (i) the initial average value of each basket component and (ii) the applicable multiplier for such basket component
Initial average value of a basket component:
For each of the basket shares, the arithmetic average of the share closing prices of one share of such basket share on the initial averaging dates, times the adjustment factor for such basket share on such date.  For each of the basket indices, the arithmetic average of the index closing values for such basket index on the initial averaging dates.

Initial averaging dates:	October , 2009 (the pricing date), October , 2009, October , 2009, October , 2009 and October , 2009, subject to adjustment for non-trading days, non-index business days and market disruption events
Final basket value:	The sum of the products of (i) the final average value of each basket component and (ii) the applicable multiplier for such basket component
Final average value of a basket component:
For each of the basket shares, the arithmetic average of the share closing prices of one share of such basket share on the final averaging dates, times the adjustment factor for such basket share on such date.  For each of the basket indices, the arithmetic average of the index closing values for such basket index on the final averaging dates.

Final averaging dates:
April 19, 2011, April 20, 2011, April 21, 2011, April 25, 2011 and April 26, 2011 (the third trading day prior to the maturity date), subject to adjustment for non-trading days, non-index business days and market disruption events

Multiplier:
The multiplier for each basket component will be set on the last initial averaging date based on each basket component’s respective initial average value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the PLUS.

Adjustment factor:	1.0, subject to change upon certain corporate events affecting the basket shares
Postponement of maturity date:
If due to a market disruption event or otherwise, the last final averaging date for any basket component is postponed so that it falls less than two trading days prior to the scheduled maturity date, the maturity date will be the second trading day following such last final averaging date as postponed.

General Terms
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617484803
ISIN:	US6174848035
Minimum ticketing size:	100 PLUS
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under this document and is superseded by the following discussion.
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, and

▪  subject to the discussion below concerning the potential application of the “constructive ownership” rule, upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Because the PLUS is linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Potential Application of the Constructive Ownership Rule” in the accompanying preliminary pricing supplement  for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss

October 2009	Page 7

Global Recovery PLUS Based on the Performance of a Basket Composed of
Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM

with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the initial averaging dates, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the basket components, in futures or options contracts on the basket components or any component stocks of the securities underlying the basket shares or basket indices as listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket components, and, therefore, increase the values at which the basket components must close on the final averaging dates before you will receive at maturity a payment that exceeds the stated principal amount of the PLUS, if at all.  For further information on our use of proceeds and hedging, see “Description of PLUS—Use of Proceeds and Hedging” in the preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

October 2009	Page 8

Global Recovery PLUS Based on the Performance of a Basket Composed of
Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, Morgan Stanley Smith Barney LLC (“MSSB”) or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Description of PLUS—Use of Proceeds and Hedging” and “–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of the PLUS for any single investor
$10.00	$0.20	<$1MM
$9.9625	$0.1625	>$1MM and <$3MM
$9.94375	$0.14375	>$3MM and <$5MM
$9.925	$0.125	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$12.20 per PLUS (122% of the stated principal amount)

PLUS Payoff Diagram
How it works
▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying basket over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity of $12.20 per PLUS at a final basket value of 111% of the initial basket value.

▪	If the underlying basket appreciates 5%, the investor would receive a 10% return, or $11 per PLUS.
▪	If the underlying basket appreciates 30%, the investor would receive only the hypothetical maximum payment at maturity of $12.20 per PLUS, or 122% of the stated principal amount.
▪
If the final basket value is equal to or less than the initial basket value, investors will receive an amount that is equal to or less than the stated principal amount by an amount that is proportionate to the percentage decrease in value of the basket from the initial basket value, and could be zero.

▪	For example, if the underlying basket depreciates by 15%, investors will lose 15% of their principal and receive only $8.50 per PLUS at maturity, or 85% of the stated principal amount.

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Calculation of Payment at Maturity

Below is an example of how to calculate the payment at maturity if the final basket value is greater than the initial basket value based on the leverage factor and the hypothetical initial average values, final average values, multiplier and percentage change below.  In this example the basket percent increase is positive.  The following example is for illustration purposes only and would provide different results if different assumptions were applied.

Basket Percent Increase Example

The final basket value is greater than the initial basket value:

Basket Component	Hypothetical Initial Average Value	Hypothetical Final Average Value	Basket Component Weighting	Hypothetical Multiplier	Hypothetical Percentage Change
Russell shares	60.00	57.00	25%	0.041667	– 5%
Emerging Markets shares	40.00	42.00	25%	0.062500	+ 5%
High Yield index	145.00	137.75	15%	0.010345	– 5%
Investment Grade index	175.00	201.25	15%	0.008571	+ 15%
REIT shares	40.00	42.00	10%	0.025000	+ 5%
Commodity shares	20.00	26.00	10%	0.050000	+ 30%

o	Leverage factor = 200%

o	Basket percent increase = final basket value minus initial basket value, divided by initial basket value.

o	Initial basket value = 10, which is equal to the sum of the products of (i) the initial average value of each basket component and (ii) the applicable multiplier for such basket component.

o	Final basket value = sum of the products of (i) the final average value of each basket component and (ii) the applicable multiplier for such basket component:

So, using an initial basket value of 10,  and the hypothetical final average value and multiplier for each basket component above:

Russell shares  = 57.00  x  0.041667  = 2.375; plus
Emerging Markets shares  = 42.00  x  0.062500  = 2.625; plus
High Yield index  = 137.75  x  0.010345  = 1.425; plus
Investment Grade index  = 201.25  x  0.008571  = 1.725; plus
REIT shares  = 42.00  x  0.025000  = 1.050; plus
Commodity shares  =  26.00  x  0.050000  = 1.300.

hypothetical final basket value  = 10.50

10.5  –  10  /  10  = 0.05

hypothetical basket percent increase  = 5%

The leveraged upside payment will equal (i) $10 times (ii) the basket percent increase times (iii) the leverage factor, or:

$10  x  5%  x  200%  = $1

The payment at maturity will equal $10 plus the leveraged upside payment, or:

$10  +  $1  = $11

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Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the final basket value is equal to or less than the initial basket value based on the hypothetical initial average values, final average values, multiplier and percentage change below.  In this example the basket performance factor is less than 1.  The following example is for illustration purposes only and would provide different results if different assumptions were applied.

The final basket value is equal to or less than the initial basket value:

Basket Component	Hypothetical Initial Average Value	Hypothetical Final Average Value	Basket Component Weighting	Hypothetical Multiplier	Hypothetical Percentage Change
Russell shares	60.00	48.00	25%	0.041667	– 20%
Emerging Markets shares	40.00	42.00	25%	0.062500	+ 5%
High Yield index	145.00	152.25	15%	0.010345	+ 5%
Investment Grade index	175.00	183.75	15%	0.008571	+ 5%
REIT shares	40.00	42.00	10%	0.025000	+ 5%
Commodity shares	20.00	16.50	10%	0.050000	– 17.5%

Basket performance factor = final basket value divided by initial basket value

So, using an initial basket value of 10,  and the hypothetical final average value and multiplier for each basket component above:

Russell shares  = 48.00  x  0.041667  = 2.000; plus
Emerging Markets shares  = 42.00  x  0.062500  = 2.625; plus
High Yield index  = 152.25  x  0.010345  = 1.575; plus
Investment Grade index  = 183.75  x  0.008571  = 1.575; plus
REIT shares  = 42.00  x  0.025000  = 1.050; plus
Commodity shares  =  16.50  x  0.050000  = 0.825.

hypothetical final basket value  = 9.65

9.65  /  10  = 0.965

hypothetical basket performance factor   =   0.965 (96.5%)

In this example, the final average values of each of the Emerging Markets shares, the High Yield index, the Investment Grade index and the REIT shares (four of the basket components, with a combined weighting of 65% of the basket) are each higher than their respective initial average values, but the final average values of each of the Russell shares and the Commodity shares (the other two basket components, with a combined weighting of 35% of the basket) are each lower than their respective initial average values.  Accordingly, although the final average values of more than half of the basket components have increased in value over their respective initial average values, the final average values of each of the remaining basket components have declined and, because they have declined further, the decline more than offsets the increases in the other basket components and, consequently, the basket performance factor is less than 1 and an investor would receive less than the $10 stated principal amount per PLUS that they hold.

The payment at maturity will equal $10 times the basket performance factor; or

$10   x   0.965   =   $9.65

Please review the tables of the historical values for each of the basket components for each calendar quarter in the period from January 1, 2004 through September 14, 2009 (except for the Commodity shares which are for each calendar quarter from February 3, 2006 (the inception date of the Commodity shares) through September 14, 2009, and for the REIT shares which are for each calendar quarter from September 23, 2004 (the inception date of the REIT shares) through September 14, 2009) and related graphs beginning on page 25, and the graph of the historical performance of the basket for the period from February 3, 2006 through September 14, 2009 (assuming the basket components are weighted as set out above and that the basket component weightings and multipliers have been set on February 3, 2006 such that the initial basket value was 10) on page 3 above.  The basket graph illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the basket closing value as calculated on the last final averaging date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    leveraged upside payment:

subject to the maximum payment at maturity for each PLUS,

If the final basket value is equal to or less than the initial basket value:

$10    x    basket performance factor

If the final basket value is equal to or less than the initial basket value, the basket performance factor will be equal to or less than 1.0, and the payment at maturity will therefore be equal to or less than, and possibly substantially less than, the stated principal amount.  There is no minimum payment at maturity.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS, or any amount, at maturity.  Instead, you will receive at maturity for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the basket.  If the value of the basket has increased over the term of the PLUS, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  If, however, the value of the basket has decreased over the term of the PLUS, you will lose money on your investment as you will receive an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial basket value and which may be zero.  See “Hypothetical Payouts on the PLUS at Maturity” above.

▪
Appreciation potential is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.00 to $12.40 per PLUS, or 120% to 124% of the stated principal amount of $10 per PLUS.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity, because the payment at maturity per PLUS will be limited to 120% to 124% of the stated principal amount per PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds 110% to 112% of the initial basket value.

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Multiple factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the price or value of each of the basket components at any time and, in particular, on the initial averaging dates and final averaging dates,
▪	the volatility (frequency and magnitude of changes in price or value) of each of the basket components,
▪	interest and yield rates in the market,
▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock, real estate, commodities or bond markets generally and which may affect the initial average values and/or the final average values of the basket components,

▪	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the Emerging Markets shares trade,
▪	the market prices of the commodities and the commodity contracts underlying the Commodity shares, and the volatility of such prices,
▪	trends of supply and demand for the commodities underlying the Commodity shares at any time,
▪	the time remaining until the PLUS mature,
▪	the occurrence of certain events affecting any of the basket shares that may or may not require an adjustment to the adjustment factor for those basket shares, and
▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount of $10 per PLUS if the values of the basket components at the time of sale are at or below their initial average values or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance may be negative so that you will receive at maturity an amount that is less than the $10 stated principal amount of each PLUS (and which could be significantly less or zero) by an amount proportionate to the decrease in the value of the basket from its initial basket value.  There

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can be no assurance that there will be any basket percent increase such that you will receive at maturity an amount in excess of the stated principal amount of the PLUS, or any amount at all.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Changes in the value of one or more of the basket components may offset each other.  Movements in the values of the basket components may not correlate with each other.  At a time when the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much, or may decrease.  Therefore, in calculating the basket percent increase or basket performance factor, as applicable, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket components.  If the final basket value is less than the initial basket value, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less or zero.

▪
The basket components are not equally weighted.  The basket components do not all have the same basket component weightings.  Therefore, the same percentage change over the term of the PLUS in two of the basket components which have different basket component weightings would have different effects on the final basket value because of the unequal basket component weightings.  Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of less heavily weighted basket components.  For example, where the basket component weighting of one basket component is greater than the weighting of another basket component a 5% decrease in the value of a basket component with a heavier basket component weighting will have a greater impact on the final basket value than a 5% increase in the value of a basket component with a lesser basket component weighting.

▪
You will not know the initial average value for any basket component on the pricing date; the value of a basket component on one averaging date may offset the value on another averaging date.  Because the initial average value for each basket component is calculated over five initial averaging dates starting on the pricing date, the initial average values will not be determined until the last initial averaging date and, accordingly, you will not know the initial average value for any basket component on the pricing date.  It is possible that the basket components may increase in value over the five initial averaging dates and that, consequently, the final basket value will need to increase to a higher level for an investor to receive a payment at maturity that exceeds the stated principal amount of the PLUS.  The scheduled initial averaging dates are October     , 2009 (the pricing

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date), October      , 2009, October      , 2009, October      , 2009 and October     , 2009, subject to adjustment for non-trading days, non-index business days and certain market disruption events.

Furthermore, the PLUS may pay less than the stated principal amount at maturity even when the values of one or more basket components are higher than their initial average value on any one final averaging date, as such higher values may be partially or entirely offset by lower values on other final averaging dates.  Consequently, it is possible that you will receive at maturity an amount less than the $10 stated principal amount for each PLUS you hold even if the basket’s performance has increased as measured on only one of the final averaging dates.

▪
The basket is composed of a limited number of underlying investments and these underlying investments may not participate in any global recovery; there are specific risks applicable to the basket components.  The basket is composed of (i) three equity-linked exchange traded funds that track U.S. small capitalization stocks, U.S. real estate-related stocks and foreign emerging markets stocks, (ii) a commodity-linked exchange traded fund that tracks six physical commodities and (iii) two bond indices that track U.S. dollar denominated investment grade and non-investment grade (high yield) debt securities.  The basket does not cover many industry sectors and geographic regions and nor does it contain broad and diversified measures of the global equity, commodity and bond markets.  As a result, the basket is concentrated exclusively in a selected number of industry sectors mainly focused on the United States.  Given this limited focus, the basket may not contain the underlying investments that would perform well in the current economic conditions or in any recovery of the world economies.  In addition, even if the basket contained investments that would perform well in a global economic recovery, such a recovery would be subject to numerous highly complex and inter-related economic and geopolitical events and conditions.  Whether or not a recovery occurs, the basket components may decline significantly in value or underperform significantly other investments that are not included in the basket.  Accordingly, the limited focus of the basket may have a significantly adverse effect on the value of the PLUS and your return at maturity, if any.

There are specific risks associated with each of the basket components and the most significant of these risks are highlighted in the risk factors below.

▪
The Russell shares track the performance of the small capitalization segment of the U.S. equity market.  The Russell shares seek investment results that correspond generally to the price and yield performance of the Russell 2000® Index in order to track the performance of only the small capitalization segment of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index, and represents a small portion of the total market capitalization of the U.S. equity market.  The Russell Shares consequently have the risks associated with an investment concentrated in smaller, less established companies.  This concentration may expose investors to greater volatility and risk than an investment linked to a broader, more diversified equity index.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for them to be bought and sold.  In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel. Small-capitalization companies also generally have less diverse product lines than large-capitalization companies and are more susceptible to adverse developments related to their products.  All of these factors could have an adverse effect on the value of the Russell shares and, therefore, on the value of the PLUS.

▪
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the index tracked by the Emerging Markets shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

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Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
The price of the Emerging Markets shares is subject to currency exchange risk.  Because the price of the Emerging Markets shares is related to the value of the stocks underlying the Emerging Markets shares as converted into U.S. dollars, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the emerging markets currencies in which the component securities of the Emerging Markets shares trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country.  The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the Emerging Markets shares, the price of the Emerging Markets shares will be adversely affected and the payment at maturity on the PLUS may be reduced.  Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; he balance of payments; and the extent of governmental surpluses or deficits in the component countries and the United States of America.  All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States, and other countries important to international trade and finance.

▪
The Commodity shares are focused on a limited group of commodities; investments linked to commodities are subject to sharp fluctuations in commodity prices.  The Commodity shares seek to track an underlying index which includes only six physical commodities: light sweet crude oil, heating oil, aluminum, gold, corn and wheat.  As a result, the Commodity shares are concentrated in these commodities and the risks related to the limited set of commodities may be higher than the risks associated with a broader and more diversified basket of commodities.  In addition, investments, such as the PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time as a result of a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the Commodity shares and the value of your PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, and in particular because the group of commodities in the index tracked by the Commodity shares is narrow, the price of the Commodity shares may be, and has recently been, highly volatile.  See “Historical Information” below.

▪
An investment linked to the prices of fixed-income securities, such as the basket indices, is subject to significant risks, including interest rate-related and credit-related risks.  Investing in the PLUS or in the basket indices differs significantly from investing directly in bonds to be held to maturity as the values of the basket indices change, at times significantly, during each trading day based upon the current market prices of their underlying bonds.  The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds. The market prices of the bonds underlying each of the basket indices are determined by reference to the bid and ask quotations provided by the approximately 10 contributing banks, one of which is Morgan Stanley.

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In general, fixed-income securities are significantly affected by changes in current market interest rates.  As interest rates rise, the price of fixed-income securities, including those underlying the basket indices, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.  The eligibility criteria for the securities underlying the bond indices, which each mandate that each security must have at least three years and six months remaining to maturity for continued eligibility, means that, at any time, only longer-term securities underlie each basket index, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of such basket index.  As a result, rising interest rates may cause the value of the bonds underlying each basket index, and each basket index itself, to decline, possibly significantly.

In addition, the prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds.  The bonds underlying the basket indices may have their credit ratings downgraded, including in the case of the bonds included in the Investment Grade index, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly.  Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines.  These events may affect only a few or a large number of the underlying bonds.  For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the bonds underlying the basket indices dropped significantly.  There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the PLUS, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of each basket index and the PLUS.  See “Historical Information” below.

The high yield index and the investment grade index may include U.S.-registered, dollar-denominated bonds of foreign corporations, governments, agencies and supra-national entities. Investing in U.S.-registered, dollar-denominated, investment-grade bonds issued by non-U.S. companies has different risks than investing in U.S. companies. These include differences in accounting, auditing and financial reporting standards, the possibility of expropriation or confiscatory taxation, adverse changes in investment or exchange control regulations, political instability which could affect U.S. investments in foreign countries, and potential restrictions of the flow of international capital. Foreign companies may be subject to less governmental regulation than U.S. issuers. Moreover, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross domestic product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payment positions.

Further, the high yield index is designed to provide a representation of the U.S. dollar high yield corporate market and is therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

▪
Investment in a basket including a real estate-linked fund could expose investors to risks which are especially significant in the real estate industry.  The REIT shares are subject to certain risks applicable to the real estate industry.  The Vanguard REIT ETF invests in real estate investment trusts (“REITs”), which exposes the REIT shares to the risks of owning real estate directly as well as to risks that relate specifically to the way in which REITs are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding.  Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk.  Any of these risks could adversely impact the value of the REIT shares and, accordingly, the value of the PLUS.

▪
Higher future prices of index commodities relative to their current prices may adversely affect the value of the Commodity shares and the value of the PLUS.  The index tracked by the Commodity shares is

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composed of physical commodities, with the level of such index calculated based on the closing price of futures contracts for each of these physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that constitute the index tracked by the Commodity shares approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the index tracked by the Commodity shares have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the index tracked by the Commodity shares and, accordingly, the value of the Commodity shares and the value of the PLUS.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the index tracked by the Commodity shares and therefore the value of the Commodity shares and the value of the PLUS.  The commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the commodities included within the index tracked by the Commodity shares and, therefore, the value of the Commodity shares and the value of the PLUS.

▪
Adjustments to the basket shares or the indices tracked by the basket shares could adversely affect the value of the PLUS.  Those responsible for calculating and maintaining the basket shares and the various indices tracked by the basket shares can, pursuant to their investment strategy or otherwise, add, delete or substitute the components of the basket shares or the indices tracked by the basket shares, or make other methodological changes that could change the value of the basket shares or the indices tracked by the basket shares.  Any of these actions could adversely affect the values of the basket shares and, consequently, the value of the PLUS.

▪
Adjustments to the basket indices could adversely affect the value of the PLUS.  The publisher of the basket indices can, pursuant to its investment strategy or otherwise, add, delete or substitute the bonds underlying each basket index, and can make other methodological changes that could change the value of such basket index.  Any of these actions could adversely affect the value of the PLUS.  In addition, the index publisher may discontinue or suspend calculation or publication of a basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket index, and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout at maturity on the PLUS will be an amount based on the value of the bonds underlying such discontinued or suspended basket index at the time of such discontinuance or suspension, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index closing value last in effect prior to the discontinuance of such basket index.

▪
Investing in the PLUS is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley.  As a holder of the PLUS, you will not have rights that holders of the securities underlying the basket components may have.  Furthermore, investing in the PLUS is not equivalent to investing in any of the basket shares, the indices tracked by the basket shares, or the basket indices or their components.  The PLUS will provide less opportunity

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for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum return.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions, rights as bondholders in the case of the basket indices, or any other rights with respect to the basket shares, the indices tracked by the basket shares, or the basket indices.  In addition, you do not have the right to exchange your PLUS for any basket components at any time, and are subject to the credit risk of Morgan Stanley.

▪
The basket shares and the indices underlying the basket shares are different.  The performance of the basket shares may not exactly replicate the performance of the corresponding underlying index because the basket shares will reflect transaction costs and fees that are not included in the calculation of the indices tracked by those basket shares.  It is also possible that one or more of the basket shares exchange-traded funds may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in those basket shares, differences in trading hours between the basket shares and the underlying index or due to other circumstances.  Additionally, the investment adviser of those basket shares may have authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of equity securities of similar constituent countries or industries of the index tracked by those basket shares.

▪
The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket shares.  MS & Co., as calculation agent, will adjust the adjustment factor for each of the basket shares for certain events affecting those basket shares, as such as stock splits and stock dividends, and for certain other corporate actions involving the basket shares.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS (and to the basket shares and other instruments linked to the basket shares, the indices tracked by the basket shares, the basket indices, or the securities underlying such indices), including trading in the basket shares and in other instruments related to the basket shares, the indices tracked by the basket shares, the basket indices, or the securities underlying such indices, as well as other instruments relating to the basket components.  MS & Co. and some of our other subsidiaries also trade the basket shares, the indices tracked by the basket shares, the basket indices, the securities underlying such indices, and other financial instruments related to the basket shares, the indices tracked by the basket shares, the basket indices and the securities underlying such indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the initial averaging dates could affect the initial average values of the basket components and, therefore, could increase the values at which the basket components must close on the final averaging dates before an investor receives a payment at maturity that exceeds the original issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the final averaging dates, could adversely affect the values of one or more basket components on such final averaging dates and, accordingly, the amount of cash an investor will receive at maturity.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MS & Co. will determine the initial average value and final average value of each basket component, the multiplier for each basket component, the final basket value, whether any changes to any adjustment factor are required, whether any market disruption event has occurred, the basket performance factor or basket percent increase, as applicable, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any basket component values in the event of a market disruption event, may adversely affect the payout to you at maturity.

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▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Basket Components

The Basket Shares

The Russell Shares

The iShares® Russell 2000® Index Fund.  The iShares Russell 2000 Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index.  Shares of the fund trade on the NYSE under the ticker symbol IWM.  The iShares Russell 2000 Index Fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by the iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.

The Russell 2000® Index.  The Russell 2000 Index, which is calculated, maintained and published by Frank Russell Company, consists of 2,000 component stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market.  The Russell 2000 Index is described in the accompanying preliminary pricing supplement under “Description of PLUS—The Russell Shares.”

The Emerging Markets Shares

The iShares® MSCI Emerging Markets Index Fund.  The iShares MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.  Shares of the fund trade on the NYSE under the ticker symbol EEM.  The iShares MSCI Emerging Markets Index Fund is managed by iShares®, Inc., a registered investment company.  Information provided to or filed with the Commission by iShares, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.

The MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is calculated, published and disseminated daily by MSCI Inc. and comprises the equity securities underlying the MSCI indices of selected emerging market countries.  The MSCI Emerging Markets Index is described in the accompanying preliminary pricing supplement under “Description of PLUS—The Emerging Markets Shares.”

The REIT Shares

The Vanguard REIT ETF.  The Vanguard REIT ETF is an exchange-traded share class of Vanguard REIT Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the property trusts sector of the U.S. equity market, as represented by the MSCI US REIT Index.  Shares of the Vanguard REIT ETF trade on the NYSE under the ticker symbol VNQ.  The Vanguard REIT ETF is registered as part of Vanguard Specialized Funds, a registered investment company.  Information provided to or filed with the Commission by Vanguard Specialized Funds pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 002-88116 and 811-3916, respectively, through the Commission’s website at http://www.sec.gov.

The MSCI US REIT Index.  The MSCI US REIT Index measures the performance of the real estate investment trust sector of the U.S. equity market.  The MSCI US REIT Index is described in the accompanying preliminary pricing supplement under “Description of PLUS—The REIT Shares.”

The Commodity Shares

The PowerShares® DB Commodity Index Tracking Fund.  The PowerShares DB Commodity Index Tracking Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Deutsche Bank Liquid Commodity Index – Optimum Yield Excess ReturnTM.  Shares of the fund trade on the NYSE under the ticker symbol DBC.  Information provided to or filed with the Commission by the fund pursuant to the Securities Act of 1933 can be located by reference to Commission file numbers 333-141631 and 333-150217 through the Commission’s website at http://www.sec.gov.

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Deutsche Bank Liquid Commodity Index – Optimum Yield Excess Return™.  The Deutsche Bank Liquid Commodity Index – Optimum Yield Excess Return™, is intended to reflect the change in market value of certain commodities. The underlying index commodities are light, sweet crude oil, heating oil, aluminum, gold, corn and wheat. The notional amounts of each index commodity included in the underlying index are broadly in proportion to historic levels of the world’s production and stocks of the index commodities.  The Deutsche Bank Liquid Commodity Index – Optimum Yield Excess Return™ is described in the accompanying preliminary pricing supplement under “Description of PLUS—The Commodity Shares.”

*     *     *     *     *

This offering summary relates only to the PLUS offered hereby and does not relate to any of the basket shares.  We have derived all disclosures contained in this offering summary regarding the basket shares from publicly available documents.  Such information reflects the policies of, and is subject to change by, the publishers of the basket shares.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the basket shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the basket shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading price of the basket shares (and therefore the price of the basket shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the basket shares could affect the value received at maturity with respect to the PLUS and therefore the trading price of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the basket shares.

We and/or our affiliates may presently or from time to time engage in business with those responsible for calculating, maintaining or publishing the basket shares, and/or their affiliates, or with one or more issuers of the component stocks or the index publishers of the indices tracked by the basket shares without regard to your interests.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to such shares, issuers or indices, and neither we nor any of our affiliates undertakes to disclose any such information to  you.  In addition, one or more of our affiliates may publish research reports with respect to the basket shares, the indices tracked by the basket shares or the issuers of the component stocks of such indices.  These research reports may or may not recommend that investors buy or hold the securities of such shares or issuers.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of the basket shares, the indices tracked by the basket shares and the issuers of the component stocks of such indices as in your judgment is appropriate  to allow you to make an informed decision with respect to an investment in the PLUS.

The Basket Indices

The High Yield Index

The iBoxx® USD Liquid High Yield Index. The iBoxx® USD Liquid High Yield Index is sponsored by International Index Company Limited (“IIC”), a wholly owned subsidiary of Markit Group Limited.  IIC determines the relative weightings of the securities in the index and publishes information regarding the market value of the index.  The index is a basket of 50 bonds and is designed to provide a representation of the U.S. dollar high yield corporate market.  All 50 bonds in the basket are equally price-weighted in returns (assuming the same quantity of each bond).  The iBoxx® USD Liquid High Yield Index is described in the accompanying preliminary pricing supplement under “Description of PLUS—The High Yield Index.”

The Investment Grade Index

The iBoxx® USD Liquid Investment Grade Index. The iBoxx® USD Liquid Investment Grade Index is sponsored by IIC. IIC determines the relative weightings of the securities in the index and publishes information regarding the market value of the index.  The index is a rules-based index consisting of up to 100 investment

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grade, U.S. dollar-denominated corporate bonds that seeks to represent the broader corporate bond market.  The iBoxx® USD Liquid Investment Grade Index is described in the accompanying preliminary pricing supplement under “Description of PLUS—The Investment Grade Index.”

License Agreement with International Index Company Limited

Markit iBoxx is a trade mark of International Index Company Limited and has been licensed for use by Morgan Stanley.  International Index Company Limited does not approve, endorse or recommend Morgan Stanley or the PLUS.

These preliminary terms are derived from a source considered reliable, but International Index Company Limited and its employees, suppliers, subcontractors and agents (together International Index Company Associates) do not guarantee the veracity, completeness or accuracy of these preliminary terms or other information furnished in connection with these preliminary terms. No representation, warranty or condition, express or implied, statutory or otherwise, as to condition, satisfactory quality, performance, or fitness for purpose are given or assumed by International Index Company Limited or any of the International Index Company Associates in respect of these preliminary terms or any data included in it or the use by any person or entity of these preliminary terms or that data and all those representations, warranties and conditions are excluded save to the extent that such exclusion is prohibited by law.

International Index Company Limited and the International Index Company Associates shall have no liability or responsibility to any person or entity for any loss, damages, costs, charges, expenses or other liabilities whether caused by the negligence of International Index Company Limited or any of the International Index Company Associates or otherwise, arising in connection with the use of these preliminary terms.

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Historical Information

The following tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket components for each quarter in the period from January 1, 2004 through September 14, 2009 (except for the Commodity Shares, which commenced trading on February 3, 2006 so are for each calendar quarter from February 3, 2006 through September 14, 2009, and for the REIT shares, which commenced trading on September 23, 2004 so are for each calendar quarter from September 23, 2004 through September 14, 2009).  The related graphs set forth the daily closing values for each respective basket component for the same periods.  The share closing prices and index closing values on September 14, 2009 were, in the case of the Russell shares, $60.05, in the case of the Emerging Markets shares, $37.72, in the case of the REIT shares, $41.36, in the case of the Commodity shares, $21.82, in the case of the High Yield index, 145.77, and in the case of the Investment Grade index, 173.63.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket components should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.

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iShares® Russell 2000® Index Fund (in U.S. dollars per share) CUSIP: 464287655	High	Low	Period End
2004
First Quarter	59.95	55.76	58.80
Second Quarter	60.38	53.46	59.00
Third Quarter	58.10	51.68	56.93
Fourth Quarter	65.03	56.23	64.75
2005
First Quarter	64.35	60.20	61.08
Second Quarter	64.06	56.88	63.70
Third Quarter	68.37	63.98	66.39
Fourth Quarter	68.86	61.62	66.72
2006
First Quarter	75.97	68.05	75.97
Second Quarter	77.63	66.65	71.73
Third Quarter	73.29	66.75	72.00
Fourth Quarter	79.38	71.22	78.03
2007
First Quarter	82.39	75.17	79.51
Second Quarter	84.79	79.75	82.96
Third Quarter	85.74	75.20	80.04
Fourth Quarter	84.18	73.02	75.92
2008
First Quarter	75.16	64.50	68.29
Second Quarter	76.20	68.53	69.05
Third Quarter	75.30	65.05	68.00
Fourth Quarter	67.02	38.53	49.24
2009
First Quarter	51.25	34.39	42.05
Second Quarter	53.20	42.78	51.08
Third Quarter (through September 14, 2009)	60.05	47.87	60.05

iShares® Russell 2000® Index Fund January 1, 2004 through September 14, 2009

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iShares® MSCI Emerging Markets Index Fund (in U.S. dollars per share) CUSIP: 464287234	High	Low	Period End
2004
First Quarter	19.84	18.38	19.50
Second Quarter	20.20	15.88	17.96
Third Quarter	19.17	16.96	19.17
Fourth Quarter	22.43	18.90	22.43
2005
First Quarter	24.65	21.21	22.53
Second Quarter	24.37	21.70	23.87
Third Quarter	28.34	23.94	28.29
Fourth Quarter	29.83	25.05	29.42
2006
First Quarter	33.59	30.52	33.00
Second Quarter	37.03	27.32	31.30
Third Quarter	33.10	29.20	32.26
Fourth Quarter	38.20	31.77	38.06
2007
First Quarter	39.54	35.10	38.83
Second Quarter	44.40	39.15	43.88
Third Quarter	50.13	39.50	49.82
Fourth Quarter	55.73	47.18	50.10
2008
First Quarter	50.37	42.16	44.79
Second Quarter	51.71	44.47	45.24
Third Quarter	44.43	31.55	34.17
Fourth Quarter	34.58	18.26	24.97
2009
First Quarter	27.10	19.94	24.81
Second Quarter	34.64	25.63	32.23
Third Quarter (through September 14, 2009)	37.86	30.74	37.72

iShares® MSCI Emerging Markets Index Fund January 1, 2004 through September 14, 2009

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Vanguard REIT ETF (in U.S. dollars per share) CUSIP: 464287739	High	Low	Period End
2004
Third Quarter (beginning September 23, 2004)	49.2567	48.8646	49.2567
Fourth Quarter	56.4614	50.0899	55.6388
2005
First Quarter	54.9895	50.6168	51.1898
Second Quarter	59.1814	50.8737	57.9861
Third Quarter	62.5302	57.0674	59.7148
Fourth Quarter	61.4040	54.9633	59.2821
2006
First Quarter	69.3549	60.4765	67.6031
Second Quarter	66.4376	61.9436	65.9907
Third Quarter	72.7689	65.9707	71.5546
Fourth Quarter	80.3931	71.5247	77.0000
2007
First Quarter	87.2700	75.7900	79.3500
Second Quarter	81.3000	69.8000	70.9500
Third Quarter	73.4800	63.5500	71.4600
Fourth Quarter	76.6900	60.8600	61.4600
2008
First Quarter	64.9800	55.0800	62.3900
Second Quarter	68.4900	58.3400	58.4200
Third Quarter	64.9700	54.1500	60.8000
Fourth Quarter	59.3300	24.2100	36.4500
2009
First Quarter	36.3700	21.1500	24.2800
Second Quarter	34.5300	24.1500	31.0100
Third Quarter (through September 14, 2009)	41.3600	28.5700	41.3600

Vanguard REIT ETF September 23, 2004 through September 14, 2009

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PowerShares® DB Commodity Index Tracking Fund (in U.S. dollars per share) CUSIP: 73935S105	High	Low	Period End
2006
First Quarter (beginning February 3, 2006)	22.97	20.92	22.45
Second Quarter	25.26	22.41	23.72
Third Quarter	24.85	21.63	22.46
Fourth Quarter	24.17	21.85	23.61
2007
First Quarter	24.75	21.72	24.38
Second Quarter	25.60	24.00	24.69
Third Quarter	27.09	24.17	27.00
Fourth Quarter	31.13	26.10	31.07
2008
First Quarter	38.35	30.24	35.21
Second Quarter	44.88	35.02	44.08
Third Quarter	45.72	31.78	33.36
Fourth Quarter	32.59	19.39	21.19
2009
First Quarter	22.74	18.15	20.00
Second Quarter	24.19	19.44	22.62
Third Quarter (through September 14, 2009)	23.95	20.74	21.82

PowerShares® DB Commodity Index Tracking Fund February 3, 2006 through September 14, 2009

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iBoxx® USD Liquid High Yield Index	High	Low	Period End
2004
First Quarter	118.18	114.87	116.61
Second Quarter	117.59	114.48	116.08
Third Quarter	121.93	116.00	121.92
Fourth Quarter	126.62	121.95	126.62
2005
First Quarter	127.89	124.06	124.06
Second Quarter	126.86	121.96	126.86
Third Quarter	128.90	126.67	127.28
Fourth Quarter	129.26	126.14	129.22
2006
First Quarter	131.79	129.43	131.45
Second Quarter	132.42	129.39	130.43
Third Quarter	134.70	130.36	134.70
Fourth Quarter	141.70	137.38	141.70
2007
First Quarter	145.36	141.90	145.26
Second Quarter	148.12	141.80	141.86
Third Quarter	144.22	134.98	144.22
Fourth Quarter	145.92	139.68	142.71
2008
First Quarter	142.68	136.79	138.64
Second Quarter	146.10	138.49	139.33
Third Quarter	140.10	128.80	128.80
Fourth Quarter	127.27	98.07	108.64
2009
First Quarter	118.09	104.09	111.38
Second Quarter	134.00	111.22	132.16
Third Quarter (through September 14, 2009)	145.77	132.09	145.77

iBoxx® USD Liquid High Yield Index January 1, 2004 through September 14, 2009

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iBoxx® USD Liquid Investment Grade Index	High	Low	Period End
2004
First Quarter	139.98	133.24	139.01
Second Quarter	138.46	130.08	133.08
Third Quarter	140.78	133.47	139.76
Fourth Quarter	142.53	138.84	141.80
2005
First Quarter	144.77	138.81	139.66
Second Quarter	145.48	139.81	145.27
Third Quarter	145.42	141.72	142.68
Fourth Quarter	143.41	139.62	142.99
2006
First Quarter	143.78	140.92	140.92
Second Quarter	141.50	139.04	140.12
Third Quarter	147.43	139.57	146.86
Fourth Quarter	150.58	145.58	148.68
2007
First Quarter	152.16	147.83	150.94
Second Quarter	151.98	147.91	148.98
Third Quarter	152.25	148.39	152.25
Fourth Quarter	155.54	152.30	154.65
2008
First Quarter	158.42	154.21	155.26
Second Quarter	157.81	153.37	153.87
Third Quarter	156.11	141.52	141.99
Fourth Quarter	156.13	133.59	156.13
2009
First Quarter	157.34	145.79	148.26
Second Quarter	162.81	146.77	161.70
Third Quarter (through September 14, 2009)	173.63	161.84	173.63

iBoxx® USD Liquid Investment Grade Index January 1, 2004 through September 14, 2009

October 2009	Page 31